EXHIBIT 10.13

ASSET PURCHASE AGREEMENT

This Agreement (this “Agreement”) is entered into on March 1, 2021, by and among (i) Hawaii Energy Connection, LLC, a Hawaii limited liability company, and E-Gear, LLC, a Hawaii limited liability company (each a “Seller” and together, the “Company”), (ii) Steven P. Godmere, a resident of the State of Hawaii, as representative for the Sellers (the “Seller Representative”), and (iii) Pineapple Energy LLC, a Delaware limited liability company (“Buyer”). Buyer, the Sellers and the Seller Representative are referred to collectively hereinafter as the “Parties.”

WHEREAS, this Agreement contemplates a transaction in which Buyer shall purchase certain of the assets and assume certain of the liabilities of the Company (together with all other transactions contemplated by this Agreement, the “Transactions”).

WHEREAS, concurrently with the execution of this Agreement, and as a further inducement to Buyer to enter into this Agreement, Buyer has entered into restrictive covenant agreements with each of Steven Godmere and Christopher DeBone.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Section 1.     Certain Definitions.

“Accounting Principles” means the accounting principles applied by the Company in the preparation of the statements of income for the Company’s 2016 and 2017 fiscal years and the balance sheets dated December 2016 and December 2017, as delivered to Moss Adams LLP and analyzed in their report dated March 29, 2018 titled “Transaction Services Project Clover - Financial Due Diligence.”

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Applicable Percentage” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on Exhibit B attached hereto.

“Business” means (i) the business of (x) selling, financing and installing solar energy systems to residential and commercial customers, (y) providing grid services and energy storage, and (z) designing and manufacturing energy management solutions and (ii) any business that the Company or its Subsidiaries (and their respective predecessors), directly or indirectly, conducted during the eighteen (18) month period prior to the date of this Agreement.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date on which the Transactions are consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, mortgage, deed of trust, bond, indenture, Lease, license, promissory note or other binding instrument (in each case, including any extension, renewal, amendment or other modification thereof).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, handling, storage, disclosure, distribution, disposal, protection, or other treatment (whether in electronic or any other form or medium) of personal, sensitive, biometric, or confidential information or data, or otherwise relating to privacy, security, or security breach notification requirements, applicable to the Company, or to any information technology systems of the Company: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), and including any internal or external-facing privacy policies; (ii) all applicable Laws; (iii) any specific obligations under Contracts to which the Company is bound; and (iv) the Payment Card Industry Data Security Standard and similar industry standards applicable to the industry in which the Company operates.

“Environmental, Health and Safety Laws” means all foreign, federal, state, and local Laws and Contracts in effect as of or prior to the Closing Date relating to or imposing Liability or standards of conduct concerning public health and safety, employee health and safety, pollution, or protection of the environment.

“Equity Securities” means equity securities or any securities convertible or exchangeable into equity securities, including any warrants, options or other rights to purchase or otherwise acquire equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, at any relevant time would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any self-regulatory organization or arbitrational tribunal (public or private), including any government authority, agency, department, board, commission or instrumentality of competent jurisdiction in any jurisdiction in which the Business is operated.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas, noise, mold, odor and all other substances or wastes of any nature regulated, listed, defined, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental, Health and Safety Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations related to the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iv) any commitment by which a Person assures a creditor against loss, including all obligations in respect of letters of credit, performance bonds or similar obligations, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (v) all obligations and liabilities of such Person under leases required under GAAP to be capitalized; (vi) all interest rate protection agreements, surety bonds, swap agreements, hedge agreements, foreign exchange contracts or similar agreements of such Person; (vii) all obligations of such Person secured by a Lien; (viii) all direct or indirect guarantees of such Person in connection with any of the foregoing; (ix) all obligations for underfunded Plans; (x) the aggregate amount payable but unpaid by the Company to its employees, independent contractors, consultants, officers and/or directors under any bonus plan, incentive plan or similar arrangement, in each case in respect of the portion of the fiscal years ending December 31, 2020 and December 31, 2021 occurring prior to the Closing Date (and all Taxes payable by the Company, including employment Taxes related thereto); and (xi) any accrued interest and prepayment premiums or penalties or other fees and expenses relating to any of the foregoing.

“Intellectual Property” means all registered and unregistered intellectual property rights throughout the world, including all of the following: (i) patents, patent applications, patent disclosures and inventions, and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, Internet domain names or uniform resource locators, logos, slogans, trade names, corporate names, and other source or business identifiers, and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated with any of the foregoing; (iii) copyrights and original works of authorship, and all registrations, applications, extensions and renewals for any of the foregoing; (iv) mask works and all registrations and applications for registration thereof; (v) computer software (including data and related documentation); (vi) databases and rights in data; (vii) trade secrets, Confidential Information (as defined below) and proprietary data and information, including designs, specifications, plans, drawings, ideas, know-how, related processes and techniques, manufacturing processes, formulas, proposals, technical data and manuals, financial and accounting data, customer and supplier lists and related information; (viii) all rights of publicity and privacy, including the right to use the names, likenesses, and voices of real persons; and (ix) all other intellectual property, intangible properties and related rights.

“Interim Period” means the period commencing on the date hereof and ending on the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms and conditions of Section 8.

“Knowledge of the Company” means the knowledge of Steven Godmere and Christopher DeBone after reasonable inquiry.

“Law” means any law, act, statute, common law, regulation, ordinance, ruling,

order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien” means any security interest, deed of trust, hypothecation, mortgage, pledge, encumbrance, lien, easement, license, right-of-way, encroachment, title defect, option to acquire, right-of-first-refusal, right-of-first-offer, charge of any kind or nature or other similar arrangement in real, intangible or personal property.

“Loss” means any claim, assertion, loss, Liability, damage, Tax or expense, including reasonable legal expenses and costs associated therewith and expenses incident to any Proceeding and any diminution in value.

“Material Adverse Effect” means any event, state of facts, circumstance, change, occurrence, or effect (collectively, “Events”) that, individually or taken together with other Events, has or would be reasonably anticipated to have in the future a material and adverse effect upon (i) the Business, assets, liabilities, operations or condition (financial or otherwise) of the Company or (ii) the ability of the Sellers to consummate the Transactions; provided, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute a Material Adverse Effect for clauses (i) or (ii): any adverse Event arising from or relating to (A) general business, industry or economic conditions, including such conditions related to the Business or the solar energy industry, (B) national or international political or social conditions, (C) changes in GAAP, (D) changes in any Laws, except in each case, to the extent that any such Event has a material, adverse, and disproportionate effect on the Company relative to companies in the solar industry, (E) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (F) the announcement of the transactions contemplated by this Agreement, or (G) any natural disaster, manmade disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus) and all actions of Governmental Authority taken in connection with or in response to any epidemic, pandemic or disease outbreak (including the COVID-19 virus) including, without limitation, any declaration of martial law, quarantine, business closure or occupancy limitations or similar directive, policy or protocol.

“Measurement Time” means the close of business on the Closing Date.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, Contracts, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) recorded easements, covenants and other restrictions of record, provided that no such item described in this clause (iii) materially impairs the current use, occupancy, value or marketability of title of the property subject thereto, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) leases or service contracts to which a Person is a party, (vi) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, impair in any material respect the value or existing or proposed use of the Purchased Assets, and (viii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Pre-Closing Tax Period” is any tax period ending on or prior to the Closing Date as well as the portion of any Straddle Period that ends on the Closing Date.

“Proceeding” means any action, arbitration, mediation, audit, hearing, litigation, charge, complaint, grievance, audit, investigation, inquiry, proceeding, order, claim or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” means the sum of the amounts payable by Buyer as set forth on Exhibit A attached hereto.

“Purchased Intellectual Property” means the Intellectual Property assets and corresponding rights included in the Purchased Assets, comprising all Intellectual Property owned by Sellers (including the items set forth in Schedule 3(m) attached hereto), together with (i) all associated income, royalties, damages, and payments due from or payable by any third party prior to or at the Closing or thereafter with respect thereto, (ii) the right to sue for past, present, and future infringement, misappropriation, dilution, or violation thereof, (iii) the right to file for issuances or registrations thereof, (iv) all other corresponding rights arising under the Laws of any jurisdiction in the world with respect thereto, and (v) all copies and tangible embodiments thereof.

“Representatives” of any Person shall mean the directors, officers, employees, partners, managers, stockholders, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” is defined in Exhibit C under the heading “Target Working Capital.”

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means each of the documents, certificates, and instruments contemplated by Sections 2(h)(v), Section 2(i)(iv), the Transition Services Agreement and any other documents, certificates, and instruments to be delivered hereunder or thereunder.

“Transaction Expenses” means (i) any fees or expenses incurred by or on behalf of any Seller in connection with the negotiation, preparation or execution of this Agreement or the agreements contemplated hereby or the performance or consummation of the Transactions, including (X) all fees and expenses of counsel, advisors, consultants, accountants, auditors and any other experts in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions); (Y) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions) or any third party consents required to be obtained under Section 2(h); and (Z) all brokers’, finders’ or similar fees in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions); and (ii) all obligations with respect to bonuses, deferred compensation, transaction payments, change in control payments, retention payments, severance payments or similar obligations and benefits arising from or that otherwise may be triggered by the Transactions (and all Taxes payable by the Company, including employment Taxes, related thereto), either alone or in conjunction with any other event.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Laws.

“Working Capital” means the excess of (i) the current assets of the Company, including accounts receivable, cash and cash equivalents, allowance for doubtful accounts, inventory, prepaid expenses, prepayments, prepaid inventory, inventory assets, inventory reserve, and other current assets, over (ii) the current liabilities of the Company, including accounts payable, deferred revenue, accrued expenses, accrued interest, commissions payable, payroll liabilities, and other current liabilities that mainly include payroll accruals, in the case of each of clauses (i) and (ii), determined in accordance with the Accounting Principles applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet; provided, that for purposes hereof, (w) the current assets of the Company shall not include any intercompany assets or any Tax assets of the Company, (x) the current liabilities of the Company shall not include any (A) Tax liabilities of the Company, (B) transfer Taxes, (C) Indebtedness of the Company, (D) Seller Transaction Expenses, or (E) any intercompany liabilities.

Section 2. Basic Transaction.

(a) Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from the Sellers and the Sellers agree to sell, convey, transfer, assign and deliver to the Buyer at the Closing, free and clear of any Liens other than the Permitted Liens, and for the consideration set forth in this Section 2, all of the Sellers’ right, title and interest in, to and under all of the properties, assets, rights, claims and interests of every kind and nature, whether real or personal or mixed, tangible or intangible, in electronic form or otherwise, and wherever located and by whomever possessed, owned by the Sellers, excluding the Excluded Assets (as defined below) (collectively the “Purchased Assets”).

(b) Excluded Assets. Notwithstanding the provisions of Section 2(a) above, the assets of the Sellers set forth on Schedule 2(b) attached hereto (collectively, the “Excluded Assets”) are expressly excluded from the Purchased Assets and Buyer shall have no right in or to such assets.

(c) Assumption of Liabilities. Subject to Section 2(d) below, as additional consideration for the Purchased Assets, at the Closing Buyer shall assume only the Liabilities of the Sellers set forth on Schedule 2(c) attached hereto (the “Assumed Liabilities”) and no other Liabilities.

(d) Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any Liability of the Sellers, whether related to the Purchased Assets or otherwise, regardless of when asserted, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation each of the Liabilities set forth on Schedule 2(d).

(e) The Closing. The closing of the Transactions (the “Closing”) shall take place remotely via the exchange of executed documents and other deliverables by PDF three (3) Business Days after all conditions set forth in Section 2(h) and Section 2(i) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived, or (ii) at such other time as Buyer and Seller Representative may agree.

(f) Payment Transactions. Buyer shall pay or cause to be paid the payments set forth in Exhibit A attached hereto as and when such payments are required to be paid thereunder.

(g) Purchase Price Adjustment.

(i)        Estimates of the Company. The Company has delivered to the Buyer, and Buyer has received, at least three (3) Business Days prior to the Closing: (A) the Company’s good faith estimate of (x) the Working Capital of the Company as of the Measurement Time (the “Estimated Working Capital”), (y) the Indebtedness of the Company as of immediately prior to the Closing (the “Estimated Indebtedness”) and (z) the unpaid Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”) (such statement, the “Estimated Closing Statement”); (B) a statement detailing the proportional share of the payments contemplated by Exhibit A attached hereto to be issued and delivered to each of the direct and indirect equityholders of the Sellers (the “Allocation Statement”); (C) payoff letters for all Indebtedness, which payoff letters shall be in a form reasonably satisfactory to Buyer and shall indicate that such lenders have agreed to immediately release all Liens relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters; and (D) an invoice for each of the Transaction Expenses, including the amounts which are payable at Closing (which, for the avoidance of doubt, shall contain wire transfer or other payment instructions for the satisfaction of each such Transaction Expense). During the period between delivery of the Estimated Closing Statement and the Closing, the Seller Representative shall make available to the Buyer and its Representatives such information as the Buyer may reasonably request in connection with its review of the Estimated Closing Statement. The Sellers and Buyer will work cooperatively to incorporate any comments or changes reasonably proposed by the Buyer with respect to the Estimated Closing Statement.

(ii)       Closing Statement. Within ninety (90) days following the Closing, Buyer shall prepare or cause to be prepared a statement setting forth (A) the actual Working Capital of the Company as of the Measurement Time, (B) the actual Indebtedness of the Company as of immediately prior to the Closing and (C) the actual Transaction Expenses of the Company as of immediately prior to the Closing, in each case, together with reasonably detailed calculations of the components thereof and in a manner consistent with the definitions thereof (the “Closing Statement”). Buyer will prepare the Closing Statement in a manner consistent with the Accounting Principles.

(iii)      Adjustment Finalization. Unless the Seller Representative notifies Buyer in writing (the “Dispute Notice”) within 30 days after receipt by the Seller Representative of the Closing Statement (the “Dispute Period”) of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute), such Closing Statement shall be final and binding for all purposes (it being understood that any Closing Statement not expressly disputed in writing in the Dispute Period shall become final, binding and conclusive upon the expiration of the Dispute Period). If the Seller Representative timely notifies Buyer of any such objection, Buyer and the Seller Representative shall attempt in good faith to reach an agreement as to the matter in dispute. If such Parties shall have failed to resolve any such dispute within ten (10) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by Buyer and the Seller Representative), then any such disputed matter (including, for the avoidance of doubt, any disputes regarding the dispute resolution process set forth in this Section 2(g)(iii)) shall be submitted to and determined by an independent nationally recognized accounting firm that is mutually agreed upon by Buyer and the Seller Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of the Company and Buyer to resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to Buyer and the Seller Representative within twenty (20) Business Days. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 2(g)(iii) and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by Buyer and the Dispute Notice delivered by the Seller Representative. Absent manifest error, the determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by the Independent Accounting Firm based on the extent to which Buyer, on the one hand, or the Seller Representative, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The Closing Statement, if any, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 2(g)(iii), be final, binding and conclusive on all Parties.

(iv)      Post-Closing Adjustments. Following the final determination of the Closing Statement in accordance with Section 2(g)(iii), the Sellers shall pay to Buyer the sum (such amount, the “Deficit Amount”) of (A) the amount by which the Estimated Working Capital exceeds the actual Working Capital, as conclusively determined as set forth in Section 2(g)(iii) (the “Certified Working Capital”), if any, plus (B) the amount by which the actual Indebtedness of the Company as of immediately prior to the Closing, as conclusively determined as set forth in Section 2(g)(iii) (the “Certified Indebtedness”), exceeds the Estimated Indebtedness, if any, plus (C) the amount by which the actual Transaction Expenses of the Company as of immediately prior to the Closing, as conclusively determined as set forth in Section 2(g)(iii) (the “Certified Transaction Expenses”), exceeds the Estimated Transaction Expenses, if any. Buyer shall pay to the Seller an amount equal to the sum of (A) the amount by which the Estimated Indebtedness exceeds the Certified Indebtedness, if any, plus (B) the amount by which the Estimated Transaction Expenses exceeds the Certified Transaction Expenses, if any. Any payment required to be made by this Section 2(g)(iv) shall be made as provided in Section 2(g)(v). The Parties shall treat all payments made pursuant to Section 2(g)(iv) as adjustments to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

(v)       Post-Closing Adjustment Payments. The amount of any payment required to be made pursuant to Section 2(g)(iv) shall be paid by the Sellers or Buyer, as applicable, within ten (10) days after the final determination of such amount becomes final in accordance with Section 2(g)(iii).

(h) Conditions to the Obligations of the Buyer at the Closing. The obligation of the Buyer to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction prior to or as of the Closing of the following conditions:

(i)        Representations and Warranties; Covenants. Each of the representations and warranties contained in Section 3 (other than Seller Fundamental Representations) shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that representations that are made as of a specific date need be true and correct only as of such date and (B) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(ii)       Performance by Seller. Each Seller shall have performed in all material respects all of the covenants required to be performed by such Seller hereunder prior to the Closing.

(iii)      Absence of Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(iv)      Litigation. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit the transactions contemplated hereby or that would materially and adversely affect the right of Buyer to purchase, own or control the Purchased Assets and no injunction, judgment, order, decree or ruling enforcing such restraint, prohibition or effect shall be in effect.

(v)       Public Company Transaction. The Seller Representative shall have received satisfactory written confirmation from Buyer that the transactions contemplated by the Agreement and Plan of Merger by and among Communications Systems, Inc., a Minnesota corporation (“CSI”), Helios Merger Co., a Delaware corporation and wholly owned subsidiary of CSI, and Buyer, dated as of the date hereof (the “Merger Agreement”), are ready to be consummated on the terms and conditions set forth therein, subject only to the consummation of the Transactions. (The publicly traded company following completion of the transactions contemplated by the Merger Agreement is herein referred to as the “Public Company”).

(vi)      Seller Deliveries at the Closing. At the Closing, the Sellers shall have executed, acknowledged, and delivered to Buyer (A) an Assignment and Assumption Agreement and Bill of Sale (the “Bill of Sale”) in form and substance reasonably satisfactory to Buyer, (B) Intellectual Property assignments or other Intellectual Property conveyance documents requested by Buyer, which shall include documentation with respect to the transfer of (x) the Purchased Intellectual Property as well as (y) all Intellectual Property owned by Steven Godmere or Christopher DeBone that is used or useful in the Business, (C) Lien releases, (D) a duly executed certificate from each Seller, signed under penalties of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445, certifying that such Seller is not a “foreign person” within the meaning of the U.S. Treasury Regulations, Section 1.1445-2(b), (E) the employment agreement of Christopher DeBone in the form attached hereto as Exhibit D (the “Employment Agreement”), (F) the transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”), (G) any instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request, (H) each of the third-party consents set forth on Schedule 2(h)(vi), in each case in form and substance satisfactory to Buyer, (I) a certificate of an officer of the Company, dated as of the Closing Date, stating that the conditions specified in Section 2(h)(i) through Section 2(h)(iii) have been fully satisfied, and (J) certified copies of the resolutions or consents, as applicable, of the board of managers of the Company, approving this Agreement and each of the other Transaction Documents and authorizing the execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(i)  Conditions to the Obligations of the Sellers at Closing. The obligation of the Sellers to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction prior to or as of the Closing of the following conditions:

(i)        Representations and Warranties; Covenants. Each of the representations and warranties contained in Section 4 (other than Buyer Fundamental Representations) shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that representations that are made as of a specific date need be true and correct only as of such date and (B) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a material adverse effect on Buyer. The Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(ii)       Performance by Buyer. Buyer shall have performed in all material respects all of the covenants required to be performed by Buyer hereunder prior to the Closing.

(iii)      Litigation. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit the transactions contemplated hereby, and no injunction, judgment, order, decree or ruling enforcing such restraint, prohibition or effect shall be in effect.

(iv)      Public Company Transaction. Buyer shall have received satisfactory written confirmation from the parties to the Merger Agreement other than Buyer that they are ready to consummate the transactions contemplated by the Merger Agreement on the terms and conditions set forth therein, subject only to the consummations of the Transactions.

(v)       Buyer Deliveries at the Closing. At the Closing, Buyer shall execute, acknowledge, and deliver to the Company: (A) the Bill of Sale, (B) the Employment Agreement, (C) the Transition Services Agreement, (D) a certificate of an officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 2(i)(i) and Section 2(i)(ii) have been satisfied, (E) certified copies of the resolutions or consents, as applicable, of the board of directors (or equivalent managing body or other managers, as applicable) of the Buyer approving this Agreement and each of the other Transaction Documents and authorizing the execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (F) evidence of the binding of the R&W Insurance Policy and payment of the insurance premium, and (G) any instruments of assumption as the Company and its counsel may reasonably request.

Section 3. Representations and Warranties of the Sellers. As a material inducement to Buyer to enter into and perform its respective obligations under this Agreement, as of each of the date hereof and the Closing Date, each Seller jointly and severally represents and warrants to Buyer as follows:

(a) Organization.

(i)        Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and each jurisdiction set forth on Schedule 3(a)(i), which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified.

(ii)       No Seller has conducted business under or otherwise used any legal, fictitious, assumed, or trade name other than the name(s) listed in Schedule 3(a)(ii).

(b) Authorization of Transactions. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which such Seller is party and the performance by such Seller of its obligations hereunder and thereunder have been authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming due execution and delivery by Buyer, constitutes the legal, valid, and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally.

(c) Noncontravention. Except as set forth on Schedule 3(c), neither the execution and the delivery of this Agreement or any other Transaction Document to which any Seller is a party, nor the consummation of the Transactions, shall, with the delivery of notice, passage of time or both, (i) violate any Law or other restriction to which any Seller is subject (except where such violation would not have a Material Adverse Effect) or any provision of any Seller’s certificate of formation, certificate of incorporation, limited liability company agreement, bylaws, stockholders agreement or any equivalent thereof, (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject or (iii) result in the imposition of any Lien upon any of Seller’s assets. Except as set forth on Schedule 3(c), no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions.

(d) Brokers Fees. Except as set forth on Schedule 3(d), no Seller has any obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

(e) Subsidiaries and Investments. Except as set forth on Schedule 3(e), at all times prior to the date hereof, no Seller has had any Subsidiaries. Such Seller does not own, directly or indirectly, any stock or other interest in, or any security issued by, any other Person.

(f) Financial Statements. Schedule 3(f) attached hereto contains the unaudited balance sheets of the Sellers as of December 31, 2019 and as of December 31, 2020 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the annual periods then-ended (collectively, the “Financial Statements”).

Each of the Financial Statements (including the related footnotes thereto) is accurate, correct and complete, and based upon information contained in the books and records of the Company (which books and records are in turn accurate, correct and complete), and fairly presents the financial condition and results of operations and cash flows of the Company as of the times and for the periods referred to therein and the Financial Statements have been prepared in accordance with the Accounting Principles consistently applied throughout the periods covered thereby.

None of the Sellers has any Indebtedness other than as set forth on Schedule 3(f)(i)(A) or has incurred any Transaction Expenses other than as set forth on Schedule 3(f)(i)(B).

(g) Absence of Certain Developments. Since December 31, 2019, there has not been a Material Adverse Effect and except as set forth on Schedule 3(g):

(i)        no Seller has sold, leased, assigned, licensed, disposed of, abandoned or transferred any of its assets (including Intellectual Property) other than sales of inventory for fair consideration in the ordinary course of business;

(ii)       no Seller has entered into any Contract or series of Contracts either involving more than $75,000 and outside the ordinary course of business;

(iii)      no Person (including any Seller) has accelerated, terminated or modified (except with the prior written approval of Buyer) any Contract (or series of related Contracts) involving more than $75,000 to which any Seller is a party or by which any Seller is bound and, to the Knowledge of the Company, no party intends to take any such action;

(iv)      no Seller has suffered or imposed any Lien upon any of its assets except for Permitted Liens;

(v)       no Seller has released, assigned, discharged, waived, settled, satisfied or compromised any right or claim (or series of related rights or claims) either involving more than $75,000 or outside the ordinary course of business;

(vi)      no Seller has experienced any material damage or loss (whether or not covered by insurance) to its property;

(vii)     no Seller has entered into any collective bargaining agreement or modified the terms of any existing such agreement, or entered into or otherwise become bound by a collective bargaining relationship with any labor organization;

(viii)    no Seller has (A) granted any increase in the base compensation of any of its current or former directors, officers, employees or other service providers, (B) established, entered into, adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, Plan or other plan, Contract, or commitment for the benefit of any of its current or former directors, officers, employees or other service providers, other than as required by Law or the terms of an existing Plan or committed to any of the foregoing, (C) granted any bonus, severance, benefit, or other direct or indirect compensation, or granted any equity or equity-based award, in each case, to any of its current or former directors, employees, or other service providers, (D) entered into or amended any arrangements that would constitute a Plan if in effect on the date hereof, (E) accelerated or committed to accelerate the funding, payment, or vesting of any compensation or benefit to any of its current or former director, officers, employees or other service providers, other than as required by any Plan in effect as of the date hereof or by applicable Law, or (F) hired or otherwise entered into any employment or consulting agreement or arrangement with any person or terminated any of its current or former directors, officers, employees or other service providers whose compensation would exceed, on an annualized basis $75,000;

(ix)      no Seller has changed or otherwise modified any Tax election affecting it;

(x)       no Seller has materially changed its methods of accounting in effect as of the date of this Agreement, except as may be required by changes in GAAP as approved by its independent auditors;

(xi)      no Seller has sold, assigned, licensed, sublicensed, transferred or encumbered any of its Intellectual Property, disclosed any Confidential Information to any Person (other than Buyer and Buyer’s representatives, agents, attorneys and accountants), or abandoned or permitted to lapse any of its Intellectual Property;

(xii)     no Seller has made any change in key management of any Seller, including hiring or terminating any officer, or entered into any employment agreements with any officers or key management employees;

(xiii)    no Seller has acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or Person or division thereof, other than purchases of assets in the ordinary course of business;

(xiv)    no Seller has declared, set aside, established a record date for or paid any dividend, distribution or other payment, entered into any agreement to repurchase any equity interests of any Seller, or paid or agreed to pay any Indebtedness or any Transaction Expenses; provided that the Sellers shall be permitted to make a cash dividend to their respective equity holders after the date hereof so long as the Sellers determine in good faith on the date of such dividend that the dividend will not result in the Working Capital on the Closing Date falling below the Target Working Capital; and

(xv)     no Seller has authorized any of, or committed or agreed to take, whether in writing or otherwise, any of, the foregoing actions.

(h) Reserved.

(i)  Absence of Undisclosed Liabilities. No Seller has any Liability (whether absolute, known, accrued, contingent or otherwise) other than: (a) Liabilities set forth on face of the Latest Balance Sheet; (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit) and (c) Liabilities not exceeding $75,000 in the aggregate.

(j)  Legal Compliance.

(i)        Each Seller has complied and is in compliance with all Laws applicable to the Company, the Purchased Assets and the Business and is not aware of any allegation of non-compliance with any such Law, except where failure to be in compliance would not have a Material Adverse Effect. Such Seller and each of its directors, officers, employees and agents have complied and are in compliance with all orders, decrees or judgments promulgated with respect to or issued to such Seller, the Purchased Assets or the Business by any Governmental Authority. Such Seller has not made any bribes, kickbacks or other illegal payments. Such Seller has not received any written audits, demands, inquiries, subpoenas or complaints from any Governmental Authority alleging a violation of or non-compliance with any applicable Laws, and such Seller has not received any such oral demands, inquiries or complaints and there is no basis for any such allegation.

(ii)       Schedule 3(j)(ii) lists each Permit that is held by any Seller or that relates to its Business. Each Permit listed in Schedule 3(j)(ii) is valid and in full force and effect, except where failure to be in compliance would not have a Material Adverse Effect. Except (x) as set forth in Schedule 3(j)(ii) and (y) for Permits relating to any Plan, as to which Section 3(r) applies: (A) each Seller is and has been for the past two (2) years in compliance in all material respects with each Permit; (B) since January 1, 2019, no event has occurred or circumstance exists that would, with the delivery of notice, passage of time or both, (w) constitute or result in a violation of, or a failure on the part of any Seller to comply with, any Permit listed in Schedule 3(j)(ii) that would reasonably be expected to be material to the Business, or (x) result in the revocation, suspension, cancellation, termination, or modification of any Permit that would reasonably be expected to be material to the Business; (C) since January 1, 2019, no Seller has received any notice from any Governmental Authority or any other Person asserting, against or with respect to such Seller, the Purchased Assets or the Business, (y) any actual, alleged, or potential violation of, or failure to comply with, any Permit, or (z) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Permit; and (D) all applications required to have been filed for the renewal or reissuance of the Permits listed in Schedule 3(j)(ii) have been filed on a timely basis with the appropriate Governmental Authorities.

(iii)      The Permits listed in Schedule 3(j)(ii) constitute all Permits necessary to permit the Company lawfully to continue to conduct the Business with respect to the Purchased Assets in the manner in which such Business has been conducted by the Company and to own and use the Purchased Assets in the manner in which such assets have heretofore been used and are currently being used by the Company, except where the failure to possess any such Permits would not have a Material Adverse Effect on the Business.

(k) Assets and Properties. Such Seller owns good and marketable title, free and clear of all Liens (other than Liens reflected on the Latest Balance Sheet, which Liens will be discharged at or prior to the Closing, and Permitted Liens), to all of the Purchased Assets, except for such properties and assets that such Seller leases under valid leases. The Purchased Assets are in operable condition and repair in all material respects and are usable in the ordinary course of business. Except for the transition services provided under the Transition Services Agreement, the Purchased Assets and employees of the Company whose employment will be transferred to Buyer at Closing are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property, personnel and assets necessary to conduct the Business as currently conducted and contemplated to be conducted on the date hereof. Except for any Excluded Asset used in providing transition services under the Transition Services Agreement, none of the Excluded Assets are material to the Business.

(l)  Real Property.

(i)     Except as otherwise set forth on Schedule 3(l)(i), such Seller does not own and has never owned any interest in any land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by such Seller and used or intended to be used in, or otherwise related to, the Business (the “Owned Real Property”). With respect to each Owned Real Property: (A) such Seller has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens; (B) except as set forth in Schedule 3(l)(i) such Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Such Seller is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(ii)       Schedule 3(l)(ii) attached hereto sets forth a complete list (including all amendments, extension, renewals, guaranties and other agreements with respect thereto) of such Seller’s right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral) (collectively, the “Leases” and each, a “Lease”), pursuant to which such Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business (the “Leased Real Property”), including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Seller thereunder. The Seller Representative has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(iii)      The Owned Real Property identified in Schedule 3(l)(i) and the Leased Real Property identified in Schedule 3(l)(ii) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(m) Intellectual Property.

(i)        Schedule 3(m) identifies each of the following included in the Purchased Intellectual Property: (A) issued patents and pending patent applications; (B) registered trademarks and service marks and pending applications therefor, (C) registered copyrights, (D) Internet domain name registrations, and (E) material unregistered trademarks and service marks. Such Seller exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property that is necessary for, or used in, the operation of the Business as of the date of the Latest Balance Sheet and as of the Closing, free and clear of all Liens. The Purchased Intellectual Property, together with any third-party Intellectual Property provided under a Contract included in the Purchased Assets comprises all Intellectual Property used in the operation of the Business as of the date hereof.

(ii)       To the Knowledge of the Company, none of the Purchased Intellectual Property is currently being, infringed, misappropriated, diluted or otherwise conflicted with by any Person. Neither such Seller nor its Business has in the four (4) years prior to the date hereof infringed, misappropriated, diluted, or otherwise conflicted with, or is currently infringing, misappropriating, diluting or otherwise conflicting with, any Intellectual Property of any Person and no such infringement, misappropriation, dilution or conflict will occur as a result of the continued operation of its Business, and such Seller has not received any written notice alleging the same or been party to any Proceeding relating to the same, nor has such Seller received any demand, request or unsolicited offer to license any other Person’s Intellectual Property.

(iii)      The Transactions will have no adverse effect on the right, title and interest of Buyer after the Closing in and to the Purchased Intellectual Property owned or used by such Seller prior to the Closing. All of the Purchased Intellectual Property is valid, subsisting and enforceable and has not been abandoned or allowed to expire.

(iv)      Seller has taken steps reasonable under the circumstances to protect the confidentiality of all trade secrets used, held for use, or exploited by such Seller or the Business, including requiring each employee, consultant, contractor and any other Person with access to such trade secrets to execute a binding confidentiality agreement. Other than pursuant to an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, to the Knowledge of the Company, there has been no disclosure to any Person of Confidential Information or trade secrets owned or used by such Seller.

(v)       Such Seller has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Intellectual Property owned or used by it to any other Person. Immediately subsequent to the Closing, the Purchased Intellectual Property shall be properly assigned to Buyer on terms and conditions identical to those under which such Seller owned or used such Purchased Intellectual Property immediately prior to the Closing. Such Seller has entered into written proprietary rights agreements with all of its employees and independent contractors under which such employees and independent contractors assign to such Seller (by way of a present assignment) exclusive ownership of all inventions, discoveries, works of authorship and other Intellectual Property created or developed by its employees and independent contractors within the scope of their employment or engagement.

(vi)      The Purchased Intellectual Property consisting of computer software, computer firmware, computer hardware (whether general or special purpose), information technology infrastructure, or other similar or related computer or information technology systems or software that are used or relied on by such Seller in the conduct of the Business (A) are sufficient for the operation of the Business as currently conducted, (B) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted, (C) have not experienced material failures, breakdowns or continued substandard performance in the past one (1) year that has caused substantial disruption or interruption in the use thereof, and (D) have not be compromised or breached in any way, and there have been no intrusions on, unauthorized access to, or loss of, data stored therein, transmitted or processed thereby, or otherwise associated therewith. Such Seller maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the Business, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a commercially reasonable periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(vii)     Such Seller is and has been in material compliance with all applicable Data Security Requirements, and has not experienced any data breach, data security incident, or loss, theft, or unauthorized use of, or unauthorized access to, any data stored by or on behalf of such Seller. No notices have been received by such Seller, and no claims have been asserted by any Person or are pending, or, to the Knowledge of the Company, threatened against such Seller, alleging any violation of any Data Security Requirements, and such Seller has not been subject to any investigations concerning any Data Security Requirements.

(n) Contracts and Commitments. Except as set forth on Schedule 3(n) attached hereto (together with the Contracts listed on Schedules 3(g), 3(l)(i), 3(l)(ii), 3(r) and 3(t), the “Material Contracts”), such Seller is not a party to any:

(i)        Contract for the engagement of any Person on a full-time, part-time employment or consulting basis, Contract providing severance benefits or Contract relating to loans to officers, directors, employees or Affiliates;

(ii)       guarantee of any Liability or obligation other than for trade creditors in the ordinary course of business;

(iii)      Contract under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000;

(iv)      Contract under which it is a lessor of or permits any third party to hold or operate any personal property owned or controlled by it;

(v)       Contract or group of related Contracts with the same party that involves consideration in excess of $25,000;

(vi)      Contract concerning confidentiality, non-solicitation or non-competition or otherwise purporting to prohibit such Seller or the Business from freely engaging in business;

(vii)     Contract relating to the distribution, marketing or sales of its products or services;

(viii)    settlement, conciliation, or similar Contract;

(ix)      license, Contract or other permission that (A) such Seller has granted to, or received from, any third party with respect to any Intellectual Property (other than any off-the-shelf, non-customized, shrink-wrapped software licensed to such Seller pursuant to a non-exclusive license agreement for an aggregate purchase price of less than $10,000), or (B) relates to the development of any Intellectual Property by such Seller for any Person or for such Seller by any Person (other than agreements entered into with employees and independent contractors in the ordinary course of business on standard forms of agreement);

(x)       Contracts with its Top Suppliers;

(xi)      Contract involving any joint venture, partnership, limited liability company or any other Contract involving a sharing of profits, losses, costs, Taxes, or other Liabilities by any Seller or with any third party;

(xii)     Contract providing “most favored nation” pricing or terms to any Person, with respect to the sale, distribution, license or support of any products or services of the any Seller; or

(xiii)    Contract containing an effective power of attorney granted by any Seller.

Except as specifically disclosed on Schedule 3(n), such Seller is not in breach of, or default under, any Material Contract nor is such Seller in receipt of any claim of default or breach under any Contract to which it is a party, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such Contract. To the Knowledge of the Company, the other party to each such Contract has performed in all material respects all obligations required to be performed by it under such Contract. Each such Material Contract (i) is legal, valid, binding and enforceable against such Seller and, to the Knowledge of the Company, against any other party to such Contract, and (ii) will continue to be legal, valid and enforceable on identical terms following the consummation of the Transactions. Buyer has been supplied with a correct and complete copy of each of the Material Contracts, together with all amendments, waivers or other changes thereto.

(o) Insurance. Schedule 3(o) attached hereto lists and briefly describes each insurance policy maintained by such Seller with respect to the Business or to which any Seller is a party, an insured, or a beneficiary, or under which any Seller, or any director, officer, or manager of any Seller in his or her capacity as such, is or has been covered at any time within the twelve months preceding this Agreement (the “Company Insurance Policies”). Since January 1, 2016, (i) such Seller has had no claim which could be expected to cause a material increase in the rates of insurance for the Business and (ii) no Seller has received notice that any insurer under any Company Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Seller Representative has made available to Buyer copies of all Company Insurance Policies.

(p) Litigation. Except as set forth on Schedule 3(p) attached hereto, there are no, and in the past two (2) years there have not been, any Proceedings pending or, to the Knowledge of the Company, threatened against or affecting such Seller and there is no basis for any of the foregoing. Such Seller is not subject to any outstanding injunction, judgment, order, decree or charge of any court or Governmental Authority.

(q) Labor and Employment Matters.

(i)        Except as set forth on Schedule 3(q)(i), with respect to such Seller: (i) there are no pending, or to the Knowledge of the Company threatened, labor or employment disputes or Proceedings, including (without limitation) claims or threatened claims alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful Tax withholding practices that, if adversely decided, would be material; (ii) such Seller is not a party to or bound by any collective bargaining agreement or other Contract with any labor organization or collective bargaining relationship, and no such agreements are currently under negotiation; (iii) to the Knowledge of the Company, no union organizing or decertification activities are underway or threatened and no such activities have occurred in the past two (2) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or to the Knowledge of the Company threatened, and no such dispute has occurred in the past two (2) years; (v) with respect to the Transactions, any notice required under any Law or contract to be given to employees has been given, and all bargaining obligations with any employee representative have been satisfied; and, (vi) within the past two (2) years, such Seller has not implemented any actions that could implicate the WARN Act, and no such actions are currently contemplated, planned or announced.

(ii)       Schedule 3(q)(ii) lists, by date and location, each employee of such Seller whose employment was terminated or whose hours were reduced by more than 50% within the 90-day period preceding the date hereof. Each of such Seller’s employees is authorized to work in the country in which he or she provides services to such Seller.

(iii)      To the Knowledge of the Company, no executive, key employee or group of employees of the Company has any plans to terminate or materially alter the terms or nature of his, her or their employment with the Company.

(r) Employee Benefits.

(i)        Schedule 3(r)(i) attached hereto contains an accurate and complete list of each “employee benefit plan” (as defined in ERISA §3(3)) and each retirement, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control, paid time off, fringe or other benefit or compensation plan, program, policy, agreement, arrangement or contract (including employment, consulting and collective bargaining agreements) that is maintained, sponsored, contributed or required to be contributed to by such Seller or with respect to which the Company has any Liability or potential Liability (collectively, the “Plans” and each, a “Plan”).

(ii)       Each Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered, in all material respects, in compliance with its terms and with the applicable requirements of ERISA, the Code and other applicable Law. With respect to each Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. With respect to each Plan, such Seller has delivered to Buyer true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent IRS Form 5500 annual report (with applicable attachments) as filed, all related trust agreements, insurance contracts, and other funding arrangements, and any non-routine correspondence with any Governmental Authority with respect to any Plan. No Plan is, and neither any Seller nor any ERISA Affiliate maintains, sponsors, contributes to, have any obligation to contribute to, or have any Liability under or with respect to any plan subject to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Such Seller does not have any Liability by reason of at any time being treated as a single employer under Code §414 with any other Person. No Plan provides for, and such Seller does not have any Liability with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare-type benefits for any Person (other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Code §4980B or comparable state Law and for which the beneficiary pays the entire premium cost). No Proceeding with respect to any Plan (other than routine claims for benefits) is pending or threatened, and to the Knowledge of the Company, there is no fact or circumstance that could give rise to any such Proceeding. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(iii)      Such Seller and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980D or 4980H of the Code.

(iv)      Each Plan that is intended to be qualified under Code §401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and nothing has occurred since the date of such determination or recognition of exemption that could adversely affect the qualification of such Plan.

(v)       The Transactions alone, or in a combination with a termination of any current or former directors, officers, employees or other service providers of any Seller, or any other event, will not (A) give rise to any Liability under any Plan or otherwise, (B) give rise to any Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, (C) result in an obligation to fund or otherwise set aside assets to secure to any extent any Liability under any Plan or otherwise, (D) result in an acceleration of the time of payment or vesting or increase the amount of compensation or benefits due to any current or former directors, officers, employees or other service providers of any Seller or its beneficiaries, or (E) otherwise entitle any current or former directors, officers, employees or other service providers of any Seller to any payment.

(s) Suppliers.

(i)      Schedule 3(s)(i) sets forth a list of the twenty (20) largest vendors and/or suppliers of the Company (each such supplier a “Top Supplier”) as measured by the dollar amount of purchases therefrom or thereby, during the twelve (12) month periods ended on each of December 31, 2019 and December 31, 2018, showing the approximate total purchases by the Company from each such supplier during such period.

(ii)     Except as set forth in Schedule 3(s)(ii), no Top Supplier has terminated its relationship or any Contract with the Company or materially reduced or changed the pricing or other terms of its business with the Company since December 31, 2019. Since December 31, 2019, no Top Supplier has notified any Seller that it intends to terminate any Contract regarding, not renew, reduce or change the pricing or other terms of its business with any Seller. No Seller has received written notice that any Top Supplier is the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceedings.

(t) Affiliate Interests. Except as set forth on Schedule 3(t), no Seller, nor any of its employees, directors, officers or equityholders, nor any of their respective Affiliates has any interest in any asset owned or used in the Business. No director, officer or equityholder or, to the Knowledge of the Company, any employee of any Seller, or any Affiliate of any of the foregoing is an Affiliate of or the owner (of record or beneficially) of any equity interests or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Seller, or (ii) engaged in competition with any Seller – in either case other than: (x) ownership of less than two percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange, and (y) for compensation for services actually performed as an employee or independent contractor of any Seller.

(u) Product Installation Warranty. Each Seller’s installation services have been performed by such Seller in material conformity with all applicable contractual commitments and all express and implied warranties, and (i) except as set forth on Schedule 3(u)(i) such Seller has no, and has not in the past two (2) years had, any material Liability and (ii) there is no basis for any present or future action, claim or demand against any Seller giving rise to any material Liability for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3(u), no product sold or delivered by such Seller is subject to any guaranty, warranty, or other indemnity by such Seller.

(v) Inventory. Except as set forth on Schedule 3(v), all of the inventory of such Seller wherever located is (i) of merchantable quality and does not include any obsolete or discontinued items, other than inventory for which adequate reserves have been taken as reflected on the Latest Balance Sheet, (ii) reasonably expected to be sold in connection with conducting the Business, (iii) valued in the Financial Statements in accordance with the Accounting Principles, and (iv) properly reflected on the books and records of such Seller. The inventory (other than goods in transit) of each Seller is located on the premises of such Seller. Such Seller’s purchases and purchase commitments for inventory and parts after the date of the Latest Balance Sheet were purchased in the ordinary course of business consistent with past practice.

(w) Accounts Receivable.

(i)        The accounts receivable and retention accounts of the Business (i) are reflected properly on the books and records of such Seller in accordance with the Accounting Principles, (ii) represent bona fide sales actually made or services actually performed on or prior to the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice, and (iii) are not, to the Knowledge of the Company, subject to any Proceeding, counterclaim or right of set off.

(ii)       Schedule 3(w) sets forth the works in progress report of such Seller as of January 27, 2021 (the “Interim WIP Report”), and the Interim WIP Report is accurately calculated and fairly presents in all material respects, and the Closing WIP Report (as defined in Section 7(j) below) when delivered will be accurately calculated and will fairly present in all material respects, such Seller’s works in progress, and both the Interim WIP Report and Closing WIP Report shall include such Seller’s best estimate of the gross margins for the individual contracts therein.

(x) Environmental Matters. Except as set forth on Schedule 3(x), (i) such Seller and its Affiliates (as it relates to the Business and/or the Purchased Assets) are and have been in compliance in all material respects with all Environmental, Health and Safety Laws, which compliance includes obtaining, maintaining and complying with all Permits required or issued under Environmental, Health and Safety Laws to conduct the Business and/or own or operate the Purchased Assets; (ii) neither such Seller nor any of its Affiliates have received any notice, report, order, or other information, or been party to any Proceedings, alleging that they are in material violation of, or have any material Liability under, any Environmental, Health and Safety Law relating to the Business, its past or current facilities, or the Purchased Assets; (iii) neither such Seller nor any of its Affiliates (as it relates to the Business or the Purchased Assets) has generated, transported, treated, stored, disposed of, manufactured, distributed, used, handled, arranged for or permitted the disposal of, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any

Hazardous Material, in each case so as to give rise to any material Liabilities under any Environmental, Health and Safety Laws; (iv) neither such Seller nor any of its Affiliates (as it relates to the Business or the ownership of the Purchased Assets) has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to Environmental, Health and Safety Laws or Hazardous Materials; (v) neither this Agreement nor the consummation of the Transactions will give rise to any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Laws; and (vi) such Seller has provided to Buyer all material environmental documents in the possession or control of such Seller or any of its Affiliates relating to the Business and the Purchased Assets.

(y) Tax Matters.

(i)        Each Seller has timely filed (or properly extended) all Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable Laws and is true, complete and correct in all material respects;

(ii)       all Taxes (whether or not shown on any Tax Return) due and payable by the Company have been, or will be, timely paid, including all Taxes that such Seller is required to have been withheld and paid in connection with amounts paid or owing to any owner, employee, creditor, independent contractor, or other third party;

(iii)      each Seller has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations;

(iv)      no Proceeding or any notice of inquiry of any of the foregoing is pending against or with respect to such Seller, the Purchased Assets or the Business regarding Taxes, and to the Knowledge of the Company, no Proceeding has been threatened in writing against or with respect to such Seller, the Purchased Assets or the Business regarding Taxes;

(v)       such Seller (A) is not a party to or bound by any Tax allocation or Tax sharing agreement, (B) is not and has never been a member of an affiliated, consolidated, combined, unitary or other similar group filing a consolidated federal income Tax Return and (C) does not have any Liability for Taxes under Treasury Regulation Section 1.1502-6 (or any comparable foreign, state or local Law), as a transferee or successor, by contract, or otherwise;

(vi)      Buyer shall not be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to the Purchased Assets or the Business for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date, (B) prepaid amount received on or prior to the Closing Date, (C) closing agreement with respect to Taxes or (D) election under Section 108(i) of the Code;

(vii)     such Seller has never participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b);

(viii)    no written claim has been made within the past five (5) years by a taxing authority in a jurisdiction where such Seller does not file Tax Returns that such Seller, the Purchased Assets or the Business is or may be subject to taxation by such jurisdiction;

(ix)      such Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect;

(x)       no amount payable (whether in cash or property, or the vesting of cash or property) or benefit under any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Law);

(xi)      none of the Assumed Liabilities is an obligation under a “nonqualified deferred compensation plan” (as defined for purposes of Code §409A(d)(1)) that fails to be in documentary and operational compliance with Code §409A and the applicable guidance issued thereunder in all material respects; and

(xii)     none of the Assumed Liabilities is an indemnity or gross-up obligation for any Taxes imposed under §4999 or §409A of the Code.

(z) Disclaimer of Other Representations and Warranties. NEITHER THE SELLERS NOR THEIR AFFILIATES OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE SELLERS, THE COMPANY, THE PURCHASED ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTION, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 or any certificate delivered by or on behalf of the Company hereunder.

(aa)     Reliance on Representations and Warranties. Each Seller is relying solely on the specific representations and warranties made by Buyer in Section 4 hereof and it is not relying upon the accuracy of any record, projection or statement made available or given to the Company or Seller in the performance of such investigation; provided, that the foregoing shall not relieve any Person of liability for fraud.

Section 4.       Representations and Warranties of Buyer. As a material inducement to the Sellers to enter into and perform their obligations under this Agreement, as of each of the date hereof and the Closing Date, Buyer represents and warrants to the Sellers as follows:

(a) Organization. Buyer is duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has provided Sellers with a true and correct copy of its Second Amended and Restated Limited Liability Company Agreement (the “Buyer LLC Agreement”).

(b) Authorization of Transactions. Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which it is a party, assuming due execution and delivery of such documents by each Seller, constitute the valid and legally-binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of the Transaction Documents to which it is a party, nor the consummation of the Transactions, shall, with the delivery of notice, passage of time or both, (i) violate any Law or other restriction to which Buyer is subject or any provision of its charter and bylaws or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions.

(d) Sufficiency of Funds. Upon the consummation of the transactions contemplated by the Merger Agreement, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the transactions contemplated by the Transaction Documents.

(e) Litigation. There is no litigation pending or, to Buyer’s actual knowledge, threatened in writing against Buyer which seeks to prevent or delay the consummation of the Transactions or would reasonably be expected to have a material adverse effect on Buyer.

(f) Brokers, Fees. Except as set forth on Schedule 4(f), Buyer has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

(g) Disclaimer of Other Representations and Warranties. NEITHER THE BUYER NOR THEIR AFFILIATES OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE BUYER OR OTHERWISE IN CONNECTION WITH THE TRANSACTION, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.

(h) Due Diligence Review. Buyer is relying solely on the specific representations and warranties made by the Sellers in Section 3 hereof (including the disclosure schedules attached hereto) or any certificate delivered by or on behalf of the Company hereunder and it is not relying upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation. Buyer has had opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. The parties hereby agree that, notwithstanding any term herein to the contrary, nothing in this Section 4(h) shall relieve any Person of any liability for fraud.

Section 5. Indemnification.

(a) Survival.

(i)        All of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the Transactions and shall continue in full force and effect. Notwithstanding the foregoing or anything to the contrary contained herein, no Party shall be entitled to recover for any Loss arising from or relating to a breach of representations and warranties set forth in Sections 3 or 4, unless written notice thereof is delivered to the other Parties prior to the Survival Limitation Date. For purposes of this Agreement, the term “Survival Limitation Date” shall be the date that is twelve (12) months after the Closing Date; provided that there shall be no Survival Limitation Date with respect to the following Losses (i.e., such representations and warranties shall survive indefinitely): (i) any Loss arising from or related to a breach of the representations and warranties of the Sellers set forth in Sections 3(a) (Organization of the Company), 3(b) (Authorization of Transactions), 3(c)(i) (Noncontravention), 3(d) (Brokers’ Fees), 3(e) (Subsidiaries), 3(k) solely with respect to the last two sentences of such Section (Assets and Properties) and 3(y) (Tax Matters) (collectively, the “Seller Fundamental Representations”), and (ii) any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Sections 4(a) (Organization of Buyer), 4(b) (Authorization of Transactions), 4(c)(i) (Noncontravention) or 4(f) (Broker’s Fees) (collectively, the “Buyer Fundamental Representations”). Notwithstanding anything to the contrary contained herein, claims made under the R&W Insurance Policy shall not be subject to the survival limitations set forth in this Section 5(a).

(b) Indemnification.

(i)        Each of the Sellers, severally and not jointly, in proportion to each Seller’s Applicable Percentage, agrees to the fullest extent permitted by Law to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, managers, members, partners, equityholders, employees, representatives and agents (collectively, the “Buyer Group”), against any Losses which they may suffer, sustain or become subject to (A) as the result of the breach by the Company or any Seller of any representation or warranty contained in this Agreement or any certificate delivered by or on behalf of the Company hereunder, (B) as the result of the breach by the Company or any Seller of any covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Company hereunder, (C) with respect to any Excluded Liability or Excluded Asset, (D) the amount of any Indebtedness that exceeds the Closing Cash Consideration, (E) the amount of any Transaction Expenses that exceeds the Closing Cash Consideration or (F) any inaccuracy or error in the Allocation Statement.

(ii)       Buyer shall indemnify and hold harmless the Sellers, Company and its Affiliates and their respective officers, directors, managers, partners, members, equityholders, employees, representatives and agents (collectively, the “Company Group”) against any Losses which they may suffer, sustain or become subject to (A) as the result of a breach by Buyer of any representation or warranty contained in this Agreement or any certificate delivered by or on behalf of the Company hereunder, (B) as the result of the breach by Buyer of any covenant or agreement contained in this Agreement or any certificate delivered by or on behalf of the Company hereunder, or (C) with respect to any Assumed Liability.

Except in the case of a breach of a Buyer Fundamental Representation, the aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to this Section 5(b)(ii)(A) shall not exceed $125,000 (the “Cap”); provided that in no event will Buyer be liable for Losses of the Company Group in an aggregate amount in excess of the Purchase Price.

(iii)      After the Closing, the Buyer Group shall not be entitled to recover under Section 5(b)(i)(A) for any Losses arising from or relating to a breach of representations and warranties set forth in Section 3, unless the aggregate Losses for all such breaches exceeds $125,000 (the “Basket Amount”) (at which point Buyer shall be entitled to indemnification from and against all such Losses in excess of the Basket Amount), and Buyer shall not be entitled to recover under Section 5(b)(i)(A) an aggregate amount in excess of the Cap for Losses arising under Section 5(b)(i)(A); provided, that the foregoing provisions with respect to the Basket Amount and the Cap shall not apply to any Losses arising from or relating to (A) a breach of Seller Fundamental Representation or (B) the fraud or willful misconduct of any Seller. For the avoidance of doubt, it is acknowledged and agreed that the Sellers shall have no responsibility for payment of any of the deductible under the R&W Insurance Policy. Notwithstanding anything to the contrary contained herein, in no event will Sellers be liable for Losses under this Agreement in an aggregate amount in excess of the Purchase Price.

(iv)      Any indemnified party (the “Indemnified Party”) making a claim for indemnification under this Section 5 must give the indemnifying party (the “Indemnifying Party”) written notice of such claim within the Survival Limitation Date describing, to the extent practicable, such claim and the nature and amount of the Loss (it being acknowledged and agreed that to the extent that any such claim or the nature and amount of any such Loss may not be determinable at such time, the Indemnified Party shall use its reasonable best efforts to provide an accurate description of such claim and an estimate of the amount of any such Loss (such estimated amount, a “Reserved Loss Amount”)) (a “Claim Notice”) promptly after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided that any delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Section 5(b), except to the extent such claim is materially prejudiced as a result thereof or the Claim Notice is not given within the Survival Limitation Date.

(v)       The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim if: (A) the Indemnifying Party agrees to bear all Losses associated with or arising from such Third Party Claim notwithstanding the Cap (if applicable thereto), (B) such Third Party Claim involves solely claims for monetary relief and no criminal Proceeding is threatened by such Third Party Claim, (C) such Third Party Claim could not reasonably have an adverse effect (reputational, economic or otherwise) that is material on the Indemnified Party and/or any of its Subsidiaries or Affiliates or otherwise materially impair any business relations of the Indemnified Party and/or any of its Subsidiaries or Affiliates, and (D) counsel to the Indemnified Party shall have reasonably concluded that there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense if the Third Party Claim is reasonably expected to be covered under the R&W Insurance Policy. The Indemnified Party shall cooperate in good faith with the defense by the Indemnifying party of any Third Party Claim, except to the extent involving a conflict of interest. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5(b)(v), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (x) the settlement does not expressly release the Indemnified Party and its Affiliates from all Liabilities and obligations with respect to, or involve the dismissal with prejudice of all claims asserted in, such Third Party Claim, (y) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and/or (z) such Third Party Claim is related to Taxes. The Indemnified Party shall be entitled to participate in the defense of any such Third Party Claim and to employ separate counsel of its choice for such purpose; provided, that the cost of such counsel shall be at the Indemnified Party’s sole cost to the extent the Indemnifying Party is diligently conducting the defense of such Third Party Claim.

(vi)      If on or before the corresponding Survival Limitation Date, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party, the Indemnifying Party shall have forty-five (45) calendar days after receipt of such Claim Notice (the “Objection Period”) within which to provide written notice to the Indemnified Party either acknowledging its acceptance of the Reserved Loss Amount or objecting to all or any portion thereof (such objection, a “Claim Dispute Notice”). In the event the Indemnifying Party delivers a Claim Dispute Notice prior to the end of the Objection Period, the Indemnifying Person and Indemnified Person shall negotiate in good faith for a period of at least thirty (30) calendar days after delivery of the Claim Dispute Notice in an effort to settle the claim set forth in the Claim Notice.

(vii)     For purposes of (A) determining the existence of a breach of any of the Parties’ representations and warranties and (B) calculating any Losses related to such breach, all “materiality,” “Material Adverse Effect” or similar qualifiers shall be disregarded (and ignored) and given no effect.

(viii)    All indemnification payments made pursuant to this Section 5 will be deemed to be adjustments to the Purchase Price.

(c) R&W Insurance Policy. Buyer shall ensure and cause the R&W Insurance Policy to provide that, the insurer under the R&W Insurance Policy shall not have any indemnification, contribution, subrogation or other rights to pursue any claim against the Sellers except to the extent that the Loss in respect of which payment was made under the R&W Insurance Policy is a result of fraud by any Seller (“Subrogation Against Seller Provision”). Further, after the Closing, and for the term of the R&W Insurance Policy, Buyer and its Affiliates will not amend, waive, or otherwise modify the Subrogation Against Seller Provision. Following the Closing, Sellers shall provide reasonable cooperation to Buyer and the applicable insurance provider in connection with pursuing claims under the R&W Insurance Policy if requested by the Buyer or the applicable insurance provider and at the requesting Party’s expense.

(d) Net Recovery. For purposes of calculating the amount of Loss incurred by an Indemnified Party under this Agreement, such amount shall be reduced by (i) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Loss, net of any deductible amounts, any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds and (ii) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Party in respect of such Loss, net of any costs associated with obtaining such proceeds.

(e)       Mitigation of Loss. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, in each case to the extent required by applicable Laws.

(f) Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, the indemnification provisions in this Section 5 shall be the exclusive remedy of the Parties with respect to the Transactions (except for claims of fraud, willful misconduct or criminal activity and in respect of a dispute under Section 2(e) (which shall be governed by Section 2(e))). After the Closing Date, no party may seek the rescission of the Transactions.

Section 6. Covenants Prior to Closing.

(a) Affirmative Covenants. During the Interim Period, except as otherwise expressly provided herein, each Seller shall:

(i)        conduct the Business, including its cash management customs and practices (including the collection of receivables and payment of capital expenditures and other payables) and warranty, billing, marketing, sales and discount practices, only in the usual and ordinary course of business in accordance with past custom and practice, and use commercially reasonable efforts to keep its Business organization, properties, assets and business relationships intact;

(ii)       cooperate with the Buyer in the Buyer’s investigation of the Business as the Buyer may reasonably request;

(iii)      maintain the existence of and use commercially reasonable efforts to protect all Intellectual Property owned or used in the operation of the Business;

(iv)      use commercially reasonable efforts to cause the conditions to the Buyer’s obligation to close to be satisfied;

(v)       promptly deliver to Buyer copies of such Seller’s monthly financial statements (in conformity with the delivery, preparation and presentation requirements contained in Section 3(f)) as they are finalized between the date of this Agreement and the Closing Date on or prior to the fifteenth (15th) day following the last day of each such month;

(vi)      use commercially reasonable efforts to do all things necessary and proper to consummate the transactions contemplated by this Agreement, as soon as practicable, including obtaining all third-party consents; and

(vii)     promptly deliver to Buyer written notices upon becoming aware of (A) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by any Seller to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (B) any material failure on the part of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (C) (1) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (2) any action pending or threatened before any court or Governmental Authority with respect to the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6(a)(vii) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties.

(b) Negative Covenants. During the Interim Period, except as otherwise provided herein or with prior written the consent of Buyer, no Seller shall take any action or omit to take any action that would require disclosure under Section 3(g) hereof if such action or omission were to have taken place on the date hereof.

(c) Further Assurances; Closing Conditions. During the Interim Period, the Buyer and the Sellers shall, as promptly as practicable, (i) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (ii) use commercially reasonable efforts to cause the conditions set forth in Section 2(h) and Section 2(i) to be satisfied and to consummate the transactions contemplated herein; provided that, nothing set forth in this Section 6(c) shall be read to conflict with or supersede the specific efforts standard set forth in Section 6(d).

(d) Notices and Consents. Without limiting the generality of Section 6(c), during the Interim Period, each Seller will deliver notices to the third parties set forth on Schedule 3(c) as and when required under the applicable contracts and will use commercially reasonable efforts to obtain the third party consents set forth on Schedule 3(c).

(e) Access to Information. During the Interim Period, the Sellers shall provide the Buyer and its Representatives reasonable access at reasonable times and upon reasonable notice to the executive officers, properties, offices, and books and records of the Sellers; provided that, (i) such access shall not unreasonably interfere with the operations of the Sellers, (ii) the Buyer and its Representatives shall not contact or otherwise communicate with the employees, contractors, payors, vendors, referral sources, or suppliers of the Sellers regarding the business, operations, assets, financial condition or prospects of the Sellers or the transactions contemplated by this Agreement unless, in each instance, approved in writing in advance by such Seller, and (iii) nothing herein shall require the Sellers to furnish to the Buyer or provide the Buyer with access to information that legal counsel for the Sellers reasonably concludes may give rise to antitrust or competition Law issues or that is subject to attorney-client privilege (provided that the Buyer and the Sellers shall cooperate in seeking an alternative means whereby such information may be disclosed to the Buyer without jeopardizing any attorney-client privilege or violating any Law); provided, further, that, for the avoidance of doubt, the foregoing clause (ii) shall not prohibit any Affiliate of the Buyer from contacting any supplier, vendor, customer or partner of the Sellers in the ordinary course of business with whom it has a business relationship as of the date hereof in connection with the operation of its business so long as such contact does not reveal the transactions contemplated by this Agreement or each of the other Transaction Documents.

(f) Exclusivity. During the Interim Period, the Sellers (i) shall not, and shall direct their respective Affiliates, directors, officers, managers, members, employees, investment bankers, and other Representatives not to, (A) solicit, initiate or encourage the initiation of any Acquisition Proposal or (B) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal (including, without limitation, by ceasing to provide diligence information to, and terminating online diligence access for, such third party), and (B) shall promptly request the return or destruction of any documents and information provided to any Person in connection with such discussions. The Sellers shall, as promptly as reasonably practicable after obtaining knowledge thereof, notify Buyer if any Person has made a written Acquisition Proposal, including the terms and conditions of such Acquisition Proposal. The Sellers shall not, and shall cause their Representatives not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and that was entered into in connection with such Peron’s evaluation or negotiation of a potential Acquisition Proposal. For the purposes of this Section 6(f), “Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to any (x) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of any Seller (excluding sales of assets in the ordinary course of business), (y) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any equity interests of any Seller, or (z) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any Seller, in each case, other than the transactions contemplated by this Agreement.

(g) Representation and Warranty Insurance Cooperation. Buyer shall, on or prior to the Closing Date, procure buyer-side Representations and Warranties Insurance Policy (the “R&W Insurance Policy”), effective from the date hereof, the premium for which shall be paid in full by Buyer to cover any claims for indemnification under Section 5.1(b)(i)(A) made by the

Buyer Group in an aggregate amount in excess of the Cap; provided that this provision shall not limit the liability of any Seller under and in accordance with the terms of Section 5 for Losses arising from or relating to (A) a breach of Seller Fundamental Representation or (B) the fraud or willful misconduct of any Seller. The Sellers shall cooperate with Buyer and its Representatives with respect to Buyer’s procurement of such policies and the cost of such policy shall not be treated as Transaction Expense.

Section 7. Additional Agreements.

(a) Employee and Related Matters. As of the Closing Date, each of the employees of the Company listed on Schedule 7(a)(i) (the “Offered Employees”) shall be offered employment by Buyer, on terms and conditions established by Buyer in its sole discretion. The Offered Employees who accept and, immediately following the Closing, actually commence employment with Buyer, whether on a full-time, part-time or short-term basis, shall be referred to herein as “Transferred Employees.” The employees of the Company who are not offered employment with, or who do not accept or actually commence employment with, Buyer shall be referred to herein as “Non-Transferred Employees.” Neither Buyer nor any of its Affiliates shall have any Liability or obligation of any kind with respect to any Non-Transferred Employee or former employee or retiree of the Company, regardless of when such Liability or obligation arises or occurred (whether on, prior to or after the Closing Date). Neither Buyer nor any of its Affiliates shall assume any Liability or obligation with respect to any Plan of any kind or nature maintained by the Company for any of their employees, former employees or retirees or by any ERISA Affiliate, nor for any of the Company’s obligations to provide compensation to such employees, former employees or retirees. As of the Closing Date, the Company shall pay Offered Employees all compensation that has been earned by such employees and their earned and unused vacation.

(b) Press Releases. The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the Transactions shall be made without the prior written consent of Buyer.

(c) Transaction Expenses. Buyer shall pay all of its expenses incurred in connection with the Transactions (including all of the fees and expenses of all advisers used in the Transactions, such as investment, accounting and legal services), and the Company and the Sellers shall pay all of their Transaction Expenses.

(d) Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain Tax matters following the Closing Date:

(i)        The Parties agree to allocate the Purchase Price (plus any other amounts as required under the Code) among the Purchased Assets (the “Purchase Price Allocation”) in accordance with the allocation schedule attached hereto as Exhibit F. The Purchase Price Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or foreign Law. Promptly after the determination of the Purchase Price pursuant to Section 2(g), Buyer shall update the Purchase Price Allocation to reflect the adjustment, if any, to the Purchase Price in a manner consistent with Exhibit F. Buyer shall permit the Company to review and comment on the Purchase Price Allocation and shall consider in good faith such revisions as are requested by the Company. In the event that Buyer, following such consideration, objects to any such revisions, Buyer and the Company shall negotiate in good faith to resolve the corresponding dispute; provided, however, that, in the event that the Parties are unable to resolve such dispute within ten (10) days, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and the Company, the fees and expenses of which shall be borne equally by Buyer and the Company. Buyer, the Company, and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation, as finally determined in accordance with this Section 7(d)(i). Neither Buyer nor the Sellers nor their respective Affiliates shall take any position on any Tax Return, before any Governmental Authority or in any judicial Proceeding that is inconsistent with the Purchase Price Allocation, as finally determined in accordance with this Section 7(d)(i).

(ii)       For purposes of this Agreement, the portion of any Taxes imposed with respect to the Purchased Assets or the Business for a Taxable period which includes (but does not end on) the Closing Date (a “Straddle Period”) that shall be allocated to a Pre-Closing Tax Period shall be (A) in the case of a Tax imposed in respect of property, ad valorem Taxes and any other Tax that applies ratably to a Straddle Period (“Prorated Taxes”), the amount of Prorated Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days in such pre-Closing portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of sales and similar transaction-based Taxes (other than transfer Taxes), the portion of such Taxes as are imposed with respect to the Transactions occurring on or before the Closing Date.

(iii)      All transfer Taxes incurred in connection with this Agreement shall be paid when due by the Company, and the Company shall file all necessary Tax Returns and other documentation with respect to all such Taxes. If required by applicable Law, Buyer shall join in the execution of any such Tax Returns and other documentation.

(iv)      Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payments made pursuant to this Agreement such amounts as may be required to be deducted and withheld under applicable Tax Law. If Buyer determines that it needs to withhold from an amount otherwise payable under this Agreement, it shall use commercially reasonable efforts to provide advance written notice of the intent to withhold so as to allow the Company a reasonable opportunity to mitigate such withholding in accordance with applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(v)       Buyer and the Company shall cooperate fully, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Confidentiality. The Parties shall keep, and shall cause each of their respective Affiliates, advisors, agents and representatives to keep, confidential all information and materials regarding any other Party. The Company and the Sellers shall not, and shall not permit their Affiliates, advisors, representatives and agents to, disclose the terms and provisions of this Agreement without the prior written consent of Buyer. The Company and the Sellers shall treat and hold as confidential any information concerning the Business and/or the affairs of the Company that is proprietary, sensitive and/or not already generally available to the public (the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in such Person’s possession or under such Person’s control; provided, that the Company and the Sellers may disclose the Confidential Information to the extent necessary to complete federal, state or local personal income Tax Returns. The foregoing notwithstanding, Confidential Information may be disclosed to the extent a party becomes legally compelled to do so by deposition, interrogatory, subpoena, civil investigation, demand or similar legal process.

(f) Restrictive Covenants. In consideration of the consideration to be paid to the Company pursuant to the terms of this Agreement, for a period of five (5) years following the Closing Date (such period, the “Restricted Period”), each Seller agrees that it shall not either for itself or for any other Person (and agrees to cause its Affiliates to not), without the prior written consent of Buyer, directly or indirectly:

(i)        own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise that competes with the Business in any jurisdiction where the Buyer (as successor in interest to the Company after giving effect to the transactions contemplated by this Agreement) conducts or proposes to conduct business as of such date (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., such Seller does not directly or indirectly participate in the business or management of the applicable entity) of less than two percent (2%) of the stock of a publicly-held corporation which is not primarily engaged in a Competitive Activity;

(ii)       induce or attempt to induce any customer, vendor, licensee, licensor, or other business relation of the Buyer (as successor in interest to the Company after giving effect to the transactions contemplated by this Agreement) or the Business to cease doing business with the Buyer (as successor in interest to the Company after giving effect to the transactions contemplated by this Agreement) , or in any way interfere with the relationship between any such customer, vendor, licensee or business relation, on the one hand, and Buyer, on the other (including, without limitation, making any negative or disparaging statements or communications about the Buyer Group or the Business);

(iii)      directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor other otherwise) or actually hire or employ any Transferred Employee or any other Person employed by Buyer during the Restricted Period, without the prior written consent of Buyer;

(iv)      (A) make, or cause to be made, any statement, observation or opinion, or (B) communicate any information (whether oral or written) that disparages, or may in any way harm the reputation or business of Buyer or any of its Affiliates or any of their respective former, present or future directors, officers, equity holders, executives or related Persons (including boards, Subsidiaries and Affiliates); or

(v)       use, or permit any Affiliates to use, the names, trade names, trademarks, service marks or trade dress used by the Company prior to the date of this Agreement (including those set forth on Schedule 3(m)), or any names confusingly similar thereto or any translations or derivatives thereof after Closing, and immediately after the Closing, the Company shall change its name accordingly.

The Parties agree that the covenants set forth in this Section 7(f) are reasonable with respect to duration, geographical area and scope. If an arbitration award or a final judgment of a court of competent jurisdiction holds that the restrictions set forth in this Section 7(f) are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the period, scope or area stated herein. In the event of a breach or violation by any Seller or any of its Affiliates of any of the provisions of this Section 7(f), the Restricted Period described above shall be tolled until such breach or violation has been duly cured. The Parties acknowledge that the Sellers have granted the covenants in Section 7(f) to maintain and preserve the fair market value of the Purchased Assets. Each Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each Seller agrees on behalf of itself and its Affiliates that Buyer shall be entitled to injunctive relief requiring specific performance by such Seller and its Affiliates of this Section 7(f), and such Seller hereby consents on behalf of itself and its Affiliates to the entry thereof.

(g) Trade Names. Each Seller agrees that it shall not either for itself or for any other Person (and agrees to cause its Affiliates to not), without the prior written consent of Buyer, directly or indirectly use, or permit any Affiliates to use, the names, trade names, trademarks, service marks or trade dress used by the Company prior to the date of this Agreement (including those set forth on Schedule 3(m)), or any names confusingly similar thereto or any translations or derivatives thereof after Closing, and immediately after the Closing, the Company shall change its name accordingly.

(h) Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. The Parties acknowledge and agree that any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

(i)  Further Assurances. As a material obligation of each Party to consummate the Transactions, from time to time after the Closing, each Party shall at its own expense (i) cooperate with the reasonable requests of the other Party, (ii) perform any further act so reasonably requested, (iii) execute and deliver such documents or instruments as may be reasonably requested by the other Parties to this Agreement in order to effectuate any Transaction or act or agreement contemplated by this Agreement and (iv) the Company shall (and the Sellers shall cause the Company to) promptly forward to Buyer any and all proceeds from accounts and other receivables of the Business that are received by the Sellers or any of their Affiliates after the Closing Date.

(j)  Closing WIP Report. Within one-hundred-twenty (120) days following the Closing, the Company shall prepare and deliver the works in progress report of the Company as of the Closing Date (the “Closing WIP Report”).

(k)       General Release. Effective upon the Closing, except with respect to claims arising pursuant to the terms of this Agreement or any other Transaction Documents or the agreements contemplated hereby or thereby, including, without limitation, a Seller’s right to seek contribution from any other Seller with respect to a Seller’s indemnification obligations arising under this Agreement, each Seller and the Company, on behalf of itself and its Affiliates, assigns, heirs and beneficiaries, hereby unconditionally and irrevocably waives, releases and forever discharges Buyer and each of its past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (the “Released Parties”) from any and all Liabilities of any kind or nature whatsoever, in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, which such Seller now has or may hereafter have against the Released Parties, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring on or prior to the Closing and such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Released Parties. Each Seller understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable Proceeding against the Released Parties by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except as expressly set forth in this Section 7(k). Each Seller represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 7(k). To the extent permitted by applicable Law, each Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Seller acknowledges that the consideration payable to such Seller as a result of the Transactions provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 7(k) and this Agreement. Each Seller hereby represents and warrants that such Seller has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this Section 7(k) to make an informed and knowledgeable decision with regard to entering into the release contained in this Section 7(k) and has not relied on any other party in deciding to enter into the release contained in this Section 7(k) and has instead made his own independent analysis and decision to enter into the release contained in this Section 7(k). Each Seller acknowledges that such Seller has received or has had the opportunity to receive independent legal advice from such Seller’s attorneys regarding the releases set forth in this Section 2, and such Seller hereby assumes full responsibility for any damages, loss or liability which such Seller may hereunder incur by reason of such waiver.

(l)        Unassignable Contracts. The Company hereby notifies Buyer that the Contracts and Permits set forth in Schedule 7(l) (x) are not permitted to be assigned to Buyer, (y) are not permitted to be assigned to Buyer without the consent of another party to such agreement and an applicable consent has not been obtained, or (z) cannot be assigned to Buyer without constituting a breach thereof or cause a loss of contractual benefits thereunder (collectively, “Unassignable Contracts”). This Agreement shall not be deemed to constitute an assignment of Unassignable Contracts, and Buyer shall assume no Liabilities or obligations under any such agreement. The Company has used its reasonable best efforts to identify Unassignable Contracts and has notified Buyer in writing with respect to any agreement which the Company knows or has substantial reason to believe shall not or may not be subject to assignment to Buyer hereunder. Without in any way limiting the Company’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the agreements and the other Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent, the Company shall continue to seek consent or other approval for the sale, transfer, assignment and delivery of such Unassignable Contracts after the Closing, and shall also cooperate with Buyer following the Closing in any reasonable arrangement requested by Buyer to provide it with the rights and benefits (subject to the Buyer assuming and becoming liable for any corresponding obligations that do not stem from any breach, acceleration or termination arising from the deemed transfer of the Unassignable Contract to the Buyer) under any such Unassignable Contract, including enforcement for the benefit of Buyer of any and all rights of the Company against any other party arising out of any breach or cancellation of any such agreement by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require. The Company shall continue to perform under the terms of any Unassignable Contracts without such performance constituting a breach of this Agreement.

Section 8. Termination.

(a) Termination. This Agreement may be terminated prior to the Closing only as follows:

(i)     The Buyer and the Seller Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)    Buyer may terminate this Agreement (if it is not then in material breach of its representations, warranties, covenants or agreements under this Agreement) upon written notice to the Seller Representative, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 2(h) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured (if curable) by the Sellers, as applicable, within 10 Business Days after receipt by the Seller Representative of written notice thereof from the Buyer;

(iii)   the Seller Representative may terminate this Agreement (if none of the Seller Representative is then in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to the Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 2(i), not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured (if curable) by the Buyer within 10 Business Days after receipt by the Buyer of written notice thereof from the Seller Representative; or

(iv)   either Buyer or the Seller Representative may terminate this Agreement if the Closing Date shall not have occurred on or before August 31, 2021 (the “Termination Date”); provided, however, that the terminating Party (or, in the event of a proposed termination by Seller Representative, any Seller) is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination.

(b) The Party seeking to terminate this Agreement pursuant to Section 8(a) (other than Section 8(a)(i)) shall give prompt written notice of such termination to the other parties in accordance with Section 9(f).

(c) Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 8(a) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that the provisions of Section 7(c), Section 7(e), this Section 8(b) and Section 9 shall remain in full force and effect. If the Agreement is terminated under Section 8(a)(iii) or by Buyer or the Seller Representative under Section 8(a)(iv), including due to failure to consummate the transactions contemplated by the Merger Agreement, then Buyer shall reimburse Sellers for Sellers’ actual, documented out-of-pocket Transaction Expenses incurred in pursuing this transaction, including, without limitation, reasonable due diligence expenses and attorney’s fees incurred in connection herewith.

(d) Waiver Upon Consummation. Each Party shall be deemed to have waived its rights to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Section 2(h) or Section 2(i) hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

Section 9. Miscellaneous.

(a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement (including the Transaction Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (i) assign any of its rights and interests hereunder to any successor to the Business, including but not limited to any party that, directly or indirectly, acquires all or substantially all of the assets or capital stock of Buyer, and (ii) assign its rights under this Agreement to any lender as collateral security for providing financing for the Transactions.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent as follows to the following address (or to such other address as a Party may designate by notice to the other Party), (i) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (ii) by United States certified mail, return receipt requested, in which case notice shall be deemed to have been given three (3) days after deposit of such notice in the mail; (iii) by nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the first Business Day after deposit of such notice with such service; or (iv) by electronic mail, in which case notice shall be deemed to have been given on the date of delivery if confirmation of transmission is received by the sender or no failure message is generated:

If to the Sellers:

95-1011 Hiialo Street,

Mililani, HI 96789

Telephone:   808-223-6459

Attention:    Steven P. Godmere

with copies to:

98-870 Kaahele Street,

Aiea HI 96701

Telephone:   808-352-7828

Attention:    Christopher R. DeBone

and:

Keating Muething & Klekamp PLL

1 East Fourth Street, Suite 1400

Cincinnati, OH 45202

Telephone:   513-562-1433

Attention:    Ross J. Bextermueller

If to Buyer:

Pineapple Energy LLC

315 East Lake Street, Suite 301

Wayzata, MN 55391

E-mail: mhaymaker@northernpacificgroup.com;

            shonour@northernpacificgroup.com

with copies to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

Minneapolis, MN 55402

E-mail: steven.kennedy@faegredrinker.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or telecopy number set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or telecopy number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any Proceeding brought by any party arising out of or relating to this Agreement, and each of the Parties hereby irrevocably agrees that all claims with respect to any such Proceeding shall be heard and determined in such courts.

(h) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Sellers and the Company. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)  Seller Representative. Each Seller hereby constitutes and appoints Steven P. Godmere, as such Seller’s representative, agent and attorney-in-fact for and on such Seller’s behalf to (i) make any and all determinations, agreements, consents and waivers and take or refrain from taking any other actions for and on such Seller’s behalf pursuant to this Agreement or any other Transaction Document, including any determinations, agreements, consents, waivers or actions pursuant to Section 5 of this Agreement, (ii) give and receive notices and communications, agree to, negotiate, or enter into settlements and compromises of, and comply with or waive any provision of this Agreement or any other Transaction Document, (iii) take or refrain from taking any other actions specified in this Agreement or any other Transaction Document to be taken by any Seller or the Seller Representative and (iv) take any and all actions which may be required or permitted by this Agreement or any of the Transaction Documents to be taken by the Sellers. Any decision, act, consent, waiver, agreement or instruction of the Seller Representative in accordance with this Section 9(i) shall constitute a decision, act, consent, waiver, agreement or instruction of the Sellers and shall be final, binding and conclusive and Buyer may rely upon the same. This power of attorney is coupled with an interest and shall be irrevocable. If Steven P. Godmere is unwilling or unable to serve as the Seller Representative, then within five (5) days thereafter the Sellers shall, by majority vote based on their Applicable Percentage, appoint a successor to act as the Seller Representative and notify Buyer in writing of such appointment. Each Seller and the Buyer agrees that the Seller Representative shall have no obligation or Liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder, and each Seller shall, indemnify and hold the Seller Representative harmless from and against any and all Losses (including reasonable counsel fees and expenses) which the Seller Representative may sustain as a result of any such action or omission by the Seller Representative hereunder.

(j)  Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(k) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(l)  Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party thereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

*         *         *         *         *

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

Pineapple Energy LLC

By:	/s/ Kyle Udseth
Name:	Kyle Udseth
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

SELLERS:
Hawaii Energy Connection, LLC

By:	/s/ Christopher DeBone
Name:	Christopher DeBone
Title:	Managing Partner

E-Gear, LLC

By:	/s/ Christopher DeBone
Name:	Christopher DeBone
Title:	Managing Partner

SELLER REPRESENTATIVE:

By:	/s/ Steven P. Godmere
Steven P. Godmere

Signature Page to Asset Purchase Agreement

Exhibit A

Closing Payments. At the Closing:

(A) Buyer shall assume all of the Assumed Liabilities;

(B) Buyer shall pay or cause to be paid by wire transfer of immediately available funds to the Sellers in accordance with the Allocation Statement to account(s) designated by the Seller Representative in writing in advance of the Closing an amount equal to (1) $12,500,000 minus (2) the excess, if any, of the Target Working Capital over the Estimated Working Capital, minus (3) the amount of any Indebtedness of the Company as of immediately prior to the Closing, minus (4) the amount of any Transaction Expenses owed by the Sellers or the Company as of immediately prior to the Closing (such amount, the “Closing Cash Consideration”);

(C) Upon execution and delivery of a joinder in the form attached as Exhibit A to the Buyer LLC Agreement, Buyer shall issue and deliver to Sellers in accordance with the Allocation Statement 6,250,000 Class B Units of Buyer (the “Closing Equity Consideration”), which in turn will provide Sellers with the right to receive (upon execution and delivery to CSI of a joinder in the form attached as Exhibit D-2 to the Merger Agreement) shares of Common Stock of the Public Company pursuant to the terms and conditions of the Merger Agreement, including the adjustment provisions therein and in the Buyer LLC Agreement relating to the trading price of the Public Company shares; provided, that Sellers may direct that 2.5% of such Closing Equity Consideration be issued and delivered to Independent Investment Bankers Corp. as designated by the Seller Representative in writing in advance of the Closing

(D) Buyer shall pay or cause to be paid by wire transfer of immediately available funds the amount of all Indebtedness; and

(E) Buyer shall pay or cause to be paid by wire transfer of immediately available funds all Transaction Expenses.

*    *    *    *    *

Exhibit B

Applicable Percentage

Name	Applicable Percentage
Hawaii Energy Connection, LLC	50.0%
E-Gear, LLC	50.0%
TOTAL	100.0%

Exhibit C

Working Capital

Target Working Capital
$1,500,000